Exhibit 99.1

SunPower Raises $26.2 Million Cash

Majority of Equity Offering from Sand Hill Road Venture Investors

OREM, Utah (September 3, 2026) – SunPower Inc. (“SunPower” or the “Company”) (Nasdaq: SPWR), a solar technology, services, and installation company, today announced it has raised $26.2 million in an equity private placement round, which was funded mainly by investors from Sand Hill Road, the “Wall Street” of Silicon Valley at the northern boundary of Palo Alto and Stanford University. The round was anchored by Foris Ventures, the family office of John Doerr, Chairman of venture firm Kleiner-Perkins.

T.J. Rodgers, SunPower CEO, said, “I want to thank all the investors who participated in this round. Today, SPWR’s share price hovers under $1 due to the solar market reset caused by the loss of the Investment Tax Credit (ITC) combined with the Q2’26 misexecution of our SunPower Direct Division, which has been reassigned to our most experienced P&L manager, Kapil Rai, and will soon be back to normal. SunPower plans to return to profitability shortly and needs to raise growth capital. This situation offers investors a low-priced equity with a potential 4x to 11x ROI multiple calculated four different ways*, a scenario much akin to a venture capital round.

Rodgers continued, “So, I took the 10-minute drive to Silicon Valley’s Sand Hill Road for a day of presentations to VCs that consisted of five points (on our website here): 1) SunPower’s revenue is $300 million but the company is valued at just $60 million (just 0.20x sales). 2) SunPower plans to grow profitably next year to $500 million, but unlike a typical venture start-up, has its product-development and IPO risks behind it. 3) According to the U.S. Energy Information Agency (EIA), the Company serves an underpenetrated $7 billion residential solar market in which only 6% of solar-capable U.S. homes have even installed solar as of 2026. 4) The EIA further forecasts solar industry growth to 30% market penetration by 2030, and finally, 5) those EIA figures do not yet account for the expected Artificial Intelligence electricity price increases. In other words, we’ve got an iconic solar company about to turn profitable in a large and growing solar market.

Rodgers concluded, “Based on the presentations described above, we received initial verbal commitments that day for the majority of the $26.2 million in new cash investments.”

*	Using an estimated price of $0.30 per share for the presentations, the estimated ROI gains were 1) 4.0x based on achieving a modest 0.72 Price to Sales (P/S) ratio, 2) 7.6x based on reachieving of our 52-week high share price of $2.27, 3) 8.3x based on achieving one-quarter of the gain achieved in the 2017 Enphase turnaround funded by T.J. Rodgers and John Doerr, and 4) 11.4x based on an analyst’s projected share price of $3.30 per share.

About SunPower

SunPower (Nasdaq: SPWR) is a solar technology, services, and installation company focused on delivering reliable and affordable energy solutions. The Company’s digital platform and installation services support energy needs for customers wishing to make the transition to a more energy-efficient lifestyle. For more information visit www.sunpower.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning SunPower’s equity offering and related impacts of the transactions. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “plan,” “project,” “target,” “looking ahead,” “look to,” “move into,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the anticipated improvements in the SunPower Direct Division, SunPower’s plans to return to profitability, the potential ROI multiple for the equity offering, SunPower’s expectations to grow profitability next year to $500 million, and the forecasted solar industry growth to 30% market penetration by 2030. Forward-looking statements represent SunPower’s current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing SunPower’s estimates as of any subsequent date. Forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to market risks, trends and conditions. These risks are not exhaustive. For additional information on these risks and uncertainties and other potential factors that could cause actual results to differ from the results predicted, readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 14, 2026, our quarterly reports on Form 10-Q filed with the SEC, and other documents that we have filed with, or will file with, the SEC. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SunPower assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contacts:

Sioban Hickie

VP Investor Relations

IR@sunpower.com

(801) 515-8727

Source: SunPower